EXHIBIT 5.1

[LETTERHEAD OF HONIGMAN]

August 30, 2004

Amerigon Incorporated

500 Town Center Drive, Suite 200

Dearborn, MI 48126

Ladies and Gentlemen:

We have represented Amerigon Incorporated, a California corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), for registration under the Securities Act of 1933 (the “Securities Act”) of (a) 1,003,136 shares of the Company’s common stock, no par value, offered by selling shareholders for resale (the “Common Shares”), (b) 691,326 shares of the Company’s common stock, no par value (the “Warrant Shares”), which are offered by selling shareholders for resale after the exercise of certain common stock warrants to purchase those shares, and (c) 5,373,134 shares of the Company’s common stock, no par value (the “Conversion Shares”), which are offered by selling shareholders for resale after the conversion of 9,000 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock into those shares.

Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that:

(1)	The Common Shares are duly authorized, validly issued, fully paid and non-assessable.

(2)	The Warrant Shares are duly authorized and, when issued, sold and delivered by the Company upon exercise of the common stock purchase warrants, against payment of the exercise price for the Warrant Shares, in accordance with the common stock purchase warrants and when appropriate certificates representing the Warrant Shares are properly prepared, executed and delivered, the Warrant Shares will be validly issued, fully paid and non-assessable.

(3)	The Conversion Shares are duly authorized and, when issued, sold and delivered by the Company upon conversion of the Preferred Shares, against surrender of the Preferred Shares, in accordance with the Certificate of Determination of Rights, Preferences and Privileges of the Series A Convertible Preferred Stock filed with the California Secretary of State on May 26, 1999, as amended by the Amendment to the Certificate of Determination of Rights, Preferences and Privileges of the Series A Convertible Preferred Stock filed with the California Secretary of State on August 22, 2000, and when appropriate certificates representing the Conversion Shares are properly prepared, executed and delivered, the Conversion Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission under the Securities Act.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP